Exhibit 23.1

Silberstein Ungar, PLLC

CPAs and Business Advisors
phone (248) 203-0080
fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025
www.sucpas.com

December 29, 2011

To the Board of Directors of
Robertson Global Health Solutions Corporation
Saginaw, MI

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-169078 of Robertson Global Health Solutions Corporation of our report dated December 29, 2011, related to the consolidated financial statements of Robertson Global Health Solutions Corporation and Subsidiaries as of and for the year ending September 30, 2011, which appears in this Annual Report on Form 10-K.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

Bingham Farms, MI